Consent of Independent Public Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BCAM International, Inc. for the registration of 9,110,000 shares of its common stock and to the incorporation by reference therein of our report dated September 26, 1997 with respect to the financial statements of Drew Shoe Corporation, as of December 31, 1996 and for the years ended December 31, 1996 and 1995, which report appears in the Current Report on Form 8-K/A dated October 28, 1997 filed with the Securities and Exchange Commission.

                                                /s/ J. H. Cohn LLP

Roseland, New Jersey
October 28, 1997


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